Exhibit 23.4

Lawrence Venick Partner 2206-19 Jardine House 1 Connaught Place Central Hong Kong	Main +852 3923 1188 Fax +852 3923 1100 Email lvenick@loeb.com

November 13, 2023

Intelligent Group Limited

Unit 2803, Level 28, Admiralty Centre,

Tower 1, 18 Harcourt Road,

Admiralty, Hong Kong

Re:	Intelligent Group Limited

Ladies and Gentlemen:

We have acted as counsel to Intelligent Group Limited (the “Company”), a company incorporated in the British Virgin Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering (i) an underwritten public offering of up to 3,400,000 ordinary shares by the Company and up to 350,000 ordinary shares by the selling shareholder, par value $0.00001 per share; and (ii) a resale prospectus to be used for resale by the selling shareholder of 1,250,000 ordinary shares, par value $0.00001 per share.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your U.S. and Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP

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